Exhibit 2.3

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov
Filed in the Office of Secretary of State State Of Nevada	Business Number
C19858-1996
Filing Number
2011387978
Filed On
4/15/2021 8:00:00 AM
Number of Pages
10

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Planet Resource Recovery, Inc.

2. The articles have been amended as follows: (provide article numbers, if available) Increase the Authorized Shares from 460,000 to 460,000,000.

and

Authorization of Preferred Stock in the amount of 10,000,000 shares par value $0.001.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the required in the case of a vote by classes or series, or as may be required articles of incorporation* have voted in favor of the amendment is: 100

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5.    Signature: (required)

X

Signature of Officer

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Amend Profit-After
This form must be accompanied by appropriate fees,	Revised: 1-5-15

This fax was received by GFI FaxMaker fax server. For more information, visit: http://www.gfi.com

ACTION BY WRITTEN CONSENT OF THE CUSTODIAN OF PLANET RESOURCE
RECOVERY, INC.

WHEREAS, pursuant to the ORDER APPOINTING CUSTODIAN, issued by the Eighth Judicial District Court of Clark County, Nevada on August 3, 2020, applicable statutes and Bylaws of this Corporation, it is deemed desirable and in the best interests of this Corporation that the following actions be taken by the Custodian of this Corporation pursuant to this Written Consent :

NOW, THEREFOR BE IT RESOLVED that the undersigned Custodian of this Corporation hereby approve and adopt the following:

CREATION OF SERIES A PREFERRED STOCK

WHEREAS, the Custodian deems it in the best interest of the Corporation to create a Series A Preferred Stock in accordance with the attached Certificate of Designation of the Series A Preferred Stock Pursuant to the Nevada Revised Statutes Law to improve the capitalization of the Corporation, and

WHEREAS, in accordance with the Order Appointing Custodian, the Nevada Corporations Code and the Corporation’s Bylaws, the Corporation may create Series A Preferred Stock with the rights granted by the Certificate of Designation by the written consent of its Custodian.

NOW, THEREFORE, BE IT

RESOLVED, by written consent of the Custodian, that pursuant to the provisions of the Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time) (which authorizes 10,000,000 shares of preferred stock, par value $0,001 per share (the “Preferred Stock”)), and the authority thereby vested in the Board, the rights of the Series A Preferred Stock may be, and hereby are, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the attached Certificate of Designation.

RESOLVED, by written consent of the Custodian, that the total authorized shares of the Series A Preferred Stock will be one hundred thousand (100,000) shares.

INCREASE OF AUTHORIZED COMMON SHARES

WHEREAS, the Custodian deems it in the best interest of the Corporation to increase the number of authorized shares of common stock due to failure of the prior management and owners to maintain the proper number of shares Pursuant to the Nevada Revised Statutes Law to improve the capitalization of the Corporation, and

This fax was received by GFI FaxMaker fax server. For more information, visit: http://www.gfi.com

WHEREAS, in accordance with the Order Appointing Custodian, the Nevada Corporations Code and the Corporation’s Bylaws, the Corporation may take action to bring the Corporations stock information up to date.

NOW, THEREFORE, BE IT

RESOLVED, by written consent of the Custodian, that pursuant to the provisions of the Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time) which authorizes 460,000 shares of common stock, par value $0.001 per share, and the authority thereby vested in the Custodian, the number of authorized common shares shall be increased to 460,000,000, and hereby are, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the attached Certificate of Designation.

RESOLVED, by written consent of the Custodian, that the total authorized shares of the common stock will be four hundred sixty million (460,000,000) shares.

MANAGEMENT AGREEMENT

WHEREAS, the Custodian has deemed it in the best interests of the Corporation to enter into a Management Agreement for the reinstatement of the Company into good standing and active operation.

WHEREAS. Mina Mar Group, Corp has agreed to pay cash, assume the debt and provide other consideration to the Corporation;

NOW, THEREFORE. BE IT

RESOLVED, that the Corporation shall enter into the attached Management Agreement with Mina Mar Group, Corp;

GENERAL RESOLUTIONS

RESOLVED, that any officer of the Corporation is hereby authorized and directed to take or cause to be taken all such further actions, to cause to be executed and delivered all such further agreements, documents, amendments, requests, reports, certificates, and other instruments, in the name and on behalf of the Corporation, and to take all such further action, as such officer executing the same in his or her discretion may consider necessary- or appropriate, in order to carry- out the intent and purposes of the foregoing resolutions;

FURTHER RESOLVED, that this Consent shall have the same force and effect as a majority vote cast at a special meeting of the Shareholders, duly called, noticed, convened and held in accordance with the law, the Articles of Incorporation, and the Bylaws of the Corporation.

This fax was received by GFI FaxMaker fax server. For more information, visit: http://www.gfi.com

This written consent shall be filed in the Minute Book of this Corporation and become part of the records of this Corporation. This written consent may be signed in counterpart and by fax.

Dated: April 11, 2021

CUSTODIAN:

Brandon Bean

BRANDON DEAN

Appointed Custodian June 11, 2020 by the
Eighth Judicial District Court of Clark County, NV
Case No.: A-20-814024-P

Signature:

Email: bdeanl468@gmail.com

This fax was received by GFI FaxMaker fax server. For more information, visit: http://www.gfi.com

Custodian Consent PRRY - Series A and Common Stock

Final Audit Report 2021-04-11

Created:	2021-04-09
By:	Donald Keer (donaldkeer@gmail.com)
Status:	Signed
Transaction ID:	CBJCHBCAABAAuzRnlOWIO9Y24v-CdMwPBZsUfGJvXV9Z

"Custodian Consent PRRY - Series A and Common Stock" History

Document created by Donald Keer (donaldkeer@gmail.com)
2021-04-09 - 1:05:29 PM GMT- IP address: 50.78.139.69

Document emailed to Brandon Dean (bdean1468@gmail.com) for signature
2021-04-09 - 1:06:40 PM GMT

Email viewed by Brandon Dean (bdean1468@gmail.com)
2021-04-09 - 6:31:35 PM GMT- IP address: 66.102.8.17

Document e-signed by Brandon Dean (bdean1468@gmail.com)
Signature Date: 2021-04-11 - 7:26:10 PM GMT - Time Source: server- IP address: 184.53.16.27

Agreement completed.
2021-04-11 - 7:26:10 PM GMT

Adobe Sign

This fax was received by GFI FaxMaker fax server. For more information, visit: http://www.gfi.com

Certificate of Designation

Preferred Stock Class:

Series A

PLANET RESOURCE RECOVERY, INCORPORATED

PLANET RESOURCE RECOVERY, INC., a corporation organized and existing under the General Corporation Law of the State of Nevada, (the “Company”).

DOES HEREBY CERTIFY:

That, the Custodian of the Company (the “Custodian”), as permitted by the Court Order issued by the Eighth Judicial District Court of Clark County, NV dated August 3, 2020, as required by the Nevada Statutes, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Company’s previously authorized 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I.	DESIGNATION AND AMOUNT

The designation of this series consists of one hundred thousand (100,000) shares of Preferred Stock and is the Series A Preferred Stock (the “Series A Preferred Stock”).

II.	CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

a.	“Common Stock” means the common stock of the Company, par value $0.001 per share, together with any securities into which the common stock may be reclassified.

b.	“Corporation” means the collective reference to the Company and its successors in interest.

This fax was received by GFI FaxMaker fax server. For more information, visit: http://www.gfi.com

c.	“Holder” shall mean the holder or owner of shares or his/her designee or assigns.

d.	“Securities Exchange” means any one of the New York Stock Exchange, NYSE, AMEX, NASDAQ, OTC Bulleting Board, OTM Markets or any other securities exchange or recognized quotation service in the United States where the Corporation’s Common Stock may be traded.

e.	“Series A Preferred Stock” shall mean the ten thousand (100,000) shares of Series A Preferred Stock authorized for issuance pursuant to the Certificate of Designation.

f.	“Trading Day” shall mean any day on which the Common Stock is traded for any period on the Securities Exchange or other securities market on which the Common Stock is then being traded.

III.	DIVIDENDS

The Holder of Series A Preferred Stock will not be entitled to receive dividends of any kind, including but not limited to dividends paid on Common Stock.

IV.	CONVERSION

The Holder of the Series A Preferred Stock shall have the right, from time to time, to convert shares of the Series A Preferred Stock at the conversion ratio of one hundred fifty (150) shares of Common Stock for each single (1) share of Series A Preferred Stock. Shares of Series A Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio herein prior to the reverse split. The conversion rate of the Series A Preferred Stock would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

V.	LIQUIDATION PREFERENCE

The Series A Preferred Stock shall have liquidation rights with respect to liquidation preference upon the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary equal to the number of shares of Common Stock as if all Series A Preferred Shares remaining issued and outstanding were converted to Common Stock.

This fax was received by GFI FaxMaker fax server. For more information, visit: http://www.gfi.com

VI.	VOTING RIGHTS

a.	If at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall have voting rights equal to three (3) times the sum of:

i.	The total number of shares of Common Stock which are issued and outstanding at the time of voting, plus,

ii.	the total number of votes granted to any preferred stock series which are issued and outstanding at the time of voting.

b.	Each individual share of Series A Preferred Stock shall have the voting rights equal to three times the sum of all shares of Common Stock issued and outstanding at the time of voting plus the cumulative voting rights of all preferred stock series issued and outstanding at the time of voting divided by the number of shares of Series A Preferred Stock issued and outstanding at the time of voting.

VII.	MISCELLANEOUS

a.      Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (without and bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series A Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

This fax was received by GFI FaxMaker fax server. For more information, visit: http://www.gfi.com

b.      Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holder of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holder thereof) upon the written consent of the Holder.

c.      Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission or by confirmed email transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile or email transmission, in each case addressed to party.

This fax was received by GFI FaxMaker fax server. For more information, visit: http://www.gfi.com